    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998

                                                REGISTRATION NO. 333-___________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          THE SHERWIN-WILLIAMS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 Ohio                                      34-0526850
---------------------------------------        ---------------------------------
      (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

101 Prospect Avenue, N.W., Cleveland, Ohio                   44115
------------------------------------------     ---------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


         THE SHERWIN-WILLIAMS COMPANY DEFERRED COMPENSATION SAVINGS PLAN
         ---------------------------------------------------------------

                        THE SHERWIN-WILLIAMS COMPANY KEY
                        --------------------------------
                      MANAGEMENT DEFERRED COMPENSATION PLAN
                      -------------------------------------

             THE SHERWIN-WILLIAMS COMPANY DIRECTOR DEFERRED FEE PLAN
             -------------------------------------------------------
                            (FULL TITLE OF THE PLANS)
                              ---------------------

                                  L.E. STELLATO
                  Vice President, General Counsel and Secretary
                          THE SHERWIN-WILLIAMS COMPANY
                            101 Prospect Avenue, N.W.
                              Cleveland, Ohio 44115
                                 (216) 566-2000
          ------------------------------------------------------------
                   (NAME AND ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                         Proposed                Proposed
  Title of Securities         Amount to be           Maximum Offering             Maximum                Amount of
   to be Registered          Registered (1)         Price per Unit (1)      Aggregate Offering        Registration Fee
                                                           (2)                 Price (1) (2)
       Deferred
     Compensation             $100,000,000                 100%                $100,000,000               $29,500
    Obligations (3)
-----------------------  -----------------------  ----------------------  -----------------------  ----------------------
       Deferred
     Compensation              $20,000,000                 100%                 $20,000,000                $5,900
    Obligations (4)
-----------------------  -----------------------  ----------------------  -----------------------  ----------------------
       Deferred
     Compensation              $2,000,000                  100%                 $2,000,000                  $590
    Obligations (5)
-----------------------  -----------------------  ----------------------  -----------------------  ----------------------
     Common Stock
    par value $1.00          100,000 Shares              $25.0625               $2,506,250                  $740
       per share
  (including Rights)
          (6)
-----------------------  -----------------------  ----------------------  -----------------------  ----------------------
         Total                     N/A                     N/A                      N/A                   $36,730
   Registration Fee
=========================================================================================================================

         In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of Deferred Compensation Obligations and additional shares of Common Stock as may be issuable as a result of the anti-dilution provisions of The Sherwin-Williams Company Deferred Compensation Savings Plan (the "Deferred Compensation Plan"), The Sherwin-Williams Company Key Management Deferred Compensation Plan (the "Key Management Plan") and The Sherwin-Williams Company Director Deferred Fee Plan (the "Director Deferred Fee Plan").

(1) Estimated solely for the purpose of determining the registration fee.

(2) In accordance with Rule 457 under the Securities Act of 1933, as amended, this figure relating to the registration of the Registrant's Common Stock is based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on October 23, 1998 and is used solely for the purpose of determining the Registration Fee.

(3) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan.

(4) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Key Management Plan.

(5) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Director Deferred Fee Plan.

(6) The shares of Common Stock, par value $1.00 per share, are issuable in accordance with the terms of the Director Deferred Fee Plan. Shares of Common Stock are accompanied by rights (the "Rights") to purchase Cumulative Redeemable Serial Preferred Stock of the Registrant issued pursuant to a Rights Agreement, dated as of April 23, 1997, between the Registrant and The Bank of New York, as successor rights agent to KeyBank National Association, filed as Exhibit 1 to Form 8-A, dated April 24, 1997. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable, are evidenced by the certificates representing the Common Stock, and will be transferred only with the Common Stock.

                                  INTRODUCTION

         The Sherwin-Williams Company (the "Company" or the "Registrant") is filing this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered "securities" or be subject to registration under the Securities Act of 1933, as amended (the "Securities Act"). The filing of this Registration Statement is not an admission by the Company that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998;

         (3) The Company's Current Reports on Form 8-K, dated March 30, 1998 and September 10, 1998;

         (4) The description of the Company's Common Stock included in the Company's Registration Statement on Form S-8 filed with the Commission on April 28, 1989 under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act");

         (5) The description of the Rights associated with the Common Stock included in the Company's Registration Statement on Form 8-A filed with the Commission on April 24, 1997 under Section 12 of the Exchange Act; and

         (6) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.           DESCRIPTION OF SECURITIES.

         Set forth below is a summary of the Deferred Compensation Obligations created pursuant to the Deferred Compensation Plan, the Key Management Plan and the Director Deferred Fee Plan (the Deferred Compensation Plan, the Key Management Plan and the Director Deferred Fee Plan are collectively hereinafter referred to as the "Plans"). This summary is qualified in its entirety by reference to the terms and conditions of the Plans, which are filed as exhibits to this Registration Statement and incorporated herein by reference.

A.       The Deferred Compensation Plan and the Key Management Plan.
         -----------------------------------------------------------

         Certain employees of the Company and its subsidiaries are permitted to defer certain compensation pursuant to the Deferred Compensation Plan and the Key Management Plan. Participation in the Deferred Compensation Plan and the Key Management Plan is voluntary. Participants may elect to allocate deferred compensation into a deferred cash account or a shadow stock account. In addition, under the Deferred Compensation Plan, participants who satisfy certain age and service requirements may invest accrued benefits allocated to the shadow stock account in other investment options which may be available for such purposes under the Deferred Compensation Plan. When a participant makes a deferral election, the Company credits the value of such amount by book entry to the investment account for the participant. A participant's investment direction is irrevocable with respect to benefits accrued for the plan year, and, except as provided above, such amounts cannot be transferred between investment accounts. The Deferred Compensation Plan also contains a vesting schedule, determined on the basis of the number of years of service, with respect to certain Company contributions.

         The Deferred Compensation Plan and the Key Management Plan are intended to be unfunded plans for purposes of the Employee Retirement Income Security Act of 1974, as
amended. The participants are unsecured general creditors of the Company and are not protected against loss of benefits in the case of the Company's insolvency or bankruptcy. The Company has established one or more trust fund(s) for the purpose of providing a source from which to pay benefits under the Deferred Compensation Plan and the Key Management Plan, provided however, that the trusts are at all times subject to the claims of the Company's creditors in the event of the Company's insolvency or bankruptcy.

         The value of the participant's account ordinarily will be distributed to the participant or the participant's beneficiary (in the case of death) upon a participant's termination of employment. In limited circumstances of severe financial hardship or disability, a participant may be permitted to make a withdrawal in cash prior to termination of his or her employment. In the event of a Change of Control of the Company, as defined in the applicable Plan, deferred amounts shall be immediately distributed to the participants. No amount payable to a participant or a beneficiary under the Plans will be subject in any manner to anticipation, alienation, garnishment, sale, transfer, assignment (either at law or in equity), levy, executions, pledge, encumbrance, charge or any other legal or equitable process by a participant or beneficiary.

         The Deferred Compensation Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of the Company. The Key Management Plan shall be administered by a committee composed of not less than three members of the Board of Directors as shall be appointed by the Board of Directors. The Company may amend or terminate the Deferred Compensation Plan at any time. The Board of Directors may terminate the Key Management Plan or may amend any provision of the Key Management Plan to such extent as the Board of Directors may in its sole discretion deem to be advisable and in the best interest of the Company, provided that no such amendment shall divest any participant or diminish his or her then interest under such Plan.

B.       The Director Deferred Fee Plan.
         -------------------------------

         Members of the Board of Directors of the Company who are not employees of the Company may defer all or a portion of their director's fees pursuant to the Director Deferred Fee Plan. Participation in the Director Deferred Fee Plan is voluntary. Participants may elect to allocate deferred director's fees into a deferred cash account, a common stock account or a shadow stock account. When a participant makes a deferral election, the Company credits the value of such amount by book entry to the investment account for the participant. A participant's election as to the investment options shall be irrevocable for the plan year, and deferred fees cannot be transferred between investment accounts.

         The Company shall deposit into a trust the deferred director's fees, as well as all accrued interest relating to the deferred cash account and all dividends, distributions and appreciation in value relating to the common stock account and the shadow stock account. The trust shall be subject to the claims of the Company's creditors in the event of the Company's insolvency.

         Payments of deferred fees will ordinarily commence to the participant or the participant's beneficiary (in the case of death) following the date the participant ceases to be a member of the Board of Directors of the Company. A participant will receive accrued benefits in cash, except that a participant will receive an in-kind distribution of the number of full shares of the Company's Common Stock (but only to the extent the trust is holding shares of Company Common Stock at the time of distribution) deemed to be credited to the participant's common stock account. In the event of a Change of Control of the Company, as defined in the Director Deferred Fee Plan, deferred amounts shall be immediately distributed to the participants. Neither a participant nor any beneficiary designated by the participant shall have any right to, directly or indirectly, alienate, assign or encumber any amount that is or may be payable under the Director Deferred Fee Plan.

         The Director Deferred Fee Plan is administered by an administration committee, which consists of three or more members who may be, but are not required to be, directors or employees of the Company, one of whom shall be the Chief Executive Officer of the Company and the others of whom shall be appointed by the Chief Executive Officer of the Company. The Board of Directors of the Company may amend, suspend or terminate the Director Deferred Fee Plan at any time, provided that no such amendment, suspension or termination shall adversely effect the amounts in any then-existing account.


ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters regarding the Deferred Compensation Obligations and shares of Common Stock being registered pursuant to this Registration Statement have been passed upon by L.E. Stellato, Vice President, General Counsel and Secretary of the Company. At September 30, 1998, Mr. Stellato beneficially owned approximately 37,500 shares of Common Stock of the Company and held options to purchase an additional 120,600 shares of Common Stock of which 84,266 shares were exercisable at such date. Mr. Stellato participates in the Deferred Compensation Plan and the Key Management Plan. Mr. Stellato is not eligible to participate in the Director Deferred Fee Plan.


ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IV of the Company's Regulations, as amended April 27, 1988 (the "Regulations"), filed as Exhibit 4(b) to Post-Effective Amendment No. 1 to Form S-8 Registration Statement Number 2-91401, dated April 29, 1988, is incorporated herein by reference.

         Reference is made to Section 1701.13(E) of the Ohio Revised Code relating to the indemnification of directors and officers of an Ohio corporation and to Sections 1 and 2 of Article IV of the Regulations.

         The Ohio Revised Code permits and Section 1 of Article IV of the Regulations provides that the Company shall indemnify its directors, officers and employees against amounts which may be incurred in connection with certain actions, suits or proceedings under the circumstances as set out in Sections 1(a) and 1(b) of Article IV of the Regulations. However, the Ohio Revised Code and Section 1 of Article IV of the Regulations limit indemnification in respect of certain claims, issues or matters as to which such party is adjudged to be liable for negligence or misconduct in performance of his or her duty to the Company and also in actions in which the only liability asserted against a director is for certain statutory violations. The Ohio Revised Code and Section 1 of Article IV of the Regulations also provide that general indemnification provisions as found in Sections 1(a) and 1(b) of Article IV of the Regulations do not limit the remaining provisions of Article IV of the Regulations.

         In addition with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Company as they are incurred in advance of the final disposition if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the Company's best interests and (ii) to reasonably cooperate with the Company concerning the action. Also, the Company may pay certain expenses incurred by an officer or employee in defending an action as they are incurred in advance of the final disposition of an action if the officer or employee receiving the advance undertakes to repay the advance if it is ultimately determined that the officer or employee receiving the advance is not entitled to indemnification.

         The Company may from time to time maintain insurance on behalf of any person who is or was a director, officer or employee against any loss arising from any claim asserted against such director, officer or employee in any such capacity, subject to certain exclusions. The Company has entered into indemnification agreements with its directors and certain of its officers providing protection as permitted by law.


ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.           EXHIBITS.

         The exhibits listed in the Exhibit Index appearing on page II-9 are filed herewith or are incorporated by reference to other filings.


ITEM 9.           UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and State of Ohio, on the 29th day of October, 1998.


                                        THE SHERWIN-WILLIAMS COMPANY


                                        By:        /s/  L.E. Stellato
                                                 -------------------------------
                                                 L.E. Stellato, Secretary


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Officers and Directors of The Sherwin-Williams Company:


*J.G. BREEN                              Chairman of the Board and Chief
---------------------------              Executive Officer, Director (Principal
 J.G. BREEN                              Executive Officer)


*T.A. COMMES                             President and Chief Operating
---------------------------              Officer, Director
 T.A. COMMES


*L.J. PITORAK                            Senior Vice President-Finance,
---------------------------              Treasurer and Chief Financial
 L.J. PITORAK                            Officer (Principal Financial Officer)

*J.L. AULT                               Vice President-Corporate Controller
---------------------------              (Principal Accounting Officer)
 J.L. AULT


*J.M. BIGGAR                             Director
---------------------------
 J.M. BIGGAR

*J.C. BOLAND                             Director
---------------------------
 J.C. BOLAND

*D.E. COLLINS                            Director
---------------------------
 D.E. COLLINS

*D.E. EVANS                              Director
---------------------------
 D.E. EVANS

*R.W. MAHONEY                            Director
---------------------------
 R.W. MAHONEY

*W.G. MITCHELL                           Director
---------------------------
 W.G. MITCHELL

*A.M. MIXON, III                         Director
---------------------------
 A.M. MIXON, III

*C.E. MOLL                               Director
---------------------------
 C.E. MOLL

*H.O. PETRAUSKAS                         Director
---------------------------
 H.O. PETRAUSKAS

*R.K. SMUCKER                            Director
---------------------------
 R.K. SMUCKER


         *The undersigned, by signing his name hereto, does sign this Registration Statement on behalf of the designated Officers and Directors of The Sherwin-Williams Company pursuant to Powers of Attorney executed on behalf of each of such Officers and Directors which are filed as Exhibits hereto.


By:        /s/  L.E. Stellato                             October 29, 1998
         -----------------------------------
         L.E. STELLATO, Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                         EXHIBIT DESCRIPTION
-----------                         -------------------


4(a) Amended Articles of Incorporation of the Company, as amended April 25, 1997, filed as Exhibit 3(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, and incorporated herein by reference.

4(b) Regulations of the Company, as amended, dated April 27, 1988, filed as Exhibit 4(b) to Post-Effective Amendment No. 1 to Form S-8 Registration Statement Number 2-91401, dated April 29, 1988, and incorporated herein by reference.

4(c) Rights Agreement between the Company and The Bank of New York, as successor Rights Agent to KeyBank National Association, dated April 23, 1997, filed as Exhibit 1 to Form 8-A, dated April 24, 1997, and incorporated herein by reference.

4(d) The Sherwin-Williams Company Deferred Compensation Savings Plan filed as Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, and incorporated herein by reference.

4(e) Amendment No. 1 to The Sherwin-Williams Company Deferred Compensation Savings Plan filed as Exhibit 10(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference.

4(f) The Sherwin-Williams Company Key Management Deferred Compensation Plan (1994 Amendment and Restatement) filed as Exhibit 10(g) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated herein by reference.

4(g) The Sherwin-Williams Company Director Deferred Fee Plan (1997 Amendment and Restatement), filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, and incorporated herein by reference.

5 Opinion of L.E. Stellato, General Counsel to the Company, including consent, dated October 29, 1998 (filed herewith).

23(a)                 Consent of Independent Auditors (filed herewith).

23(b) Consent of L.E. Stellato (set forth in his opinion filed herewith as Exhibit 5).

24(a)                 Powers of Attorney (filed herewith).

24(b) Certified resolutions of the Board of Directors of the Company authorizing execution by Power of Attorney (filed herewith).